Exhibit 3.15(a)

ARTICLES OF INCORPORATION

OF

HANSON CONCRETE PRODUCTS, INC.

I.

The name of this corporation is:

HANSON CONCRETE PRODUCTS, INC.

II.

The purposes for which this corporation is formed are:

A. To engage initially in the primary business of selling concrete products, such as manholes, pipes and similar items;

B. To acquire real property by purchase, lease, or otherwise, for the purpose of carrying on the business described in A. above;

C. To engage in any one or more other businesses or transactions which the board of directors of this corporation may from time to time authorize or approve, whether related or unrelated to the businesses described in A. and B. above, or to any other business then or theretofore done by this corporation;

D. To exercise any and all rights and powers which a corporation may now or hereafter exercise;

E. To act as principal, agent, joint venturer, partner, or in any other capacity which may be authorized or approved by the board of directors of this corporation; and

F. To transact business in the State of California or in any other jurisdiction of the United States of America or elsewhere in the world.

The foregoing statement of purposes shall be construed as a statement of both purposes and powers, and the purposes and powers of each clause shall, except where otherwise expressed, be in                  limited or restricted by reference to or inference from the terms or provisions of any other clause but shall be regarded as independent purposes and powers.

III.

The county in the State of California where the principal office for the transaction of the business of this corporation is to be located is the County of Santa Clara.

IV.

A. This corporation is authorized to issue two classes of shares of stock to be designated respectively Class A Voting Common and Class B Non-Voting Common; the total number of shares which this corporation shall have authority to issue is seven thousand, five hundred (7,500), and the aggregate par value of all shares shall be Seventy-Five Thousand Dollars ($75,000.00); the number of Class A Voting Common shares shall be seven hundred fifty, and the par value of each share of such class shall be Ten Dollars ($10.00); and the number of Class B Non-Voting Common shares shall be six thousand, seven hundred fifty (6,750), and the par value of each share of such class shall be Ten Dollars ($10.00).

B. The holders of Class A Voting Common shares shall be entitled to all the usual rights, preferences and privileges of common stock in accordance with those granted pursuant to these Articles of Incorporation, or the general laws. In addition, the holders of Class A Voting Common shares shall have the exclusive voting rights and powers for all classes or series of classes of stock in this corporation. The holders of Class A Voting Common shares issued and outstanding, except where otherwise provided by law or by these Articles of Incorporation, shall have and possess the exclusive right to notice of shareholders’ meetings.

C. The holders of Class B Non-Voting Common shares shall not be entitled to any voting rights nor any notice, except where otherwise provided by law or by these Articles of Incorporation, of shareholders’ meetings. The holders of Class B Non-Voting Common shares shall be entitled to all other rights, preferences and privileges on an equal basis with the holders of Class A Voting Common shares.

V.

A. The number of directors of this corporation shall be three.

B. The names and addresses of the persons who are appointed to act as the first directors of this corporation are:

Name	Address
JOHN R. WALKER	25 Taylor Street
San Francisco 2, California

ATTILIO P. RUGGIERO	25 Taylor Street
San Francisco 2, California

EVA MAE HUNTER	25 Taylor Street
San Francisco 2, California

VI.

A. Grant of Preemptive Rights: Each shareholder or subscriber to shares of this corporation shall be entitled to full preemptive or preferential rights, as such rights have been heretofore defined at common law, to purchase and/or subscribe for his proportionate part of any shares which may be issued at any time by this corporation.

B. Restrictions on Stock Transfers: No hypothecation or transfer of capital stock of this corporation by pledge, sale, assignment, exchange, operation of law, under a will, or by succession, shall be valid unless it complies with each and every restriction on its hypothecation or transfer contained in the by-laws of this corporation.

IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of the State of California, the undersigned, constituting the incorporators of this corporation, including the persons named hereinabove as the first directors of this corporation, have executed these Articles of Incorporation this 28th day of October, 1959.

/s/ John R. Walker

JOHN R. WALKER

/s/ Attilio P. Ruggiero

ATTILIO P. RUGGIERO

/s/ Eva Mae Hunter

EVA MAE HUNTER

STATE OF CALIFORNIA	§
	§	SS.
CITY AND COUNTY OF SAN FRANCISCO	§

On this 28th day of October, 1959, before me, the undersigned, a Notary Public in and for said City and County and State, residing therein, duly commissioned and sworn, personally appeared JOHN R. WALKER, ATTILIO P. RUGGIERO and EVA MAE HUNTER, known to me to be the persons whose names are subscribed to the foregoing Articles of Incorporation, and acknowledged to me that they executed the same.

WITNESS my hand and official seal.

/S/ MILTON BLUMER

NOTARY PUBLIC in and for said City and County and State

My Commission Expires: [illegible]